Exhibit 4

AUTOMATIC SECURITIES DISPOSITION PLAN

This Automatic Securities Disposition Plan dated as of November 11, 2026 (this “Automatic Disposition Plan”) is entered into among The Woodbridge Company Limited (the “Seller”), Thomson Reuters Corporation (the “Company”), and TD Securities Inc. (the “Broker”).

WHEREAS the Seller and certain of its affiliates are owners of an aggregate of 305,203,283 common shares in the capital of the Company (“Shares”) representing approximately 70% of the issued and outstanding Shares as of the date hereof;

AND WHEREAS the Seller’s proportionate ownership percentage shall initially be 70%, as may be adjusted from time to time following dilutive or accretive events or dispositions or acquisitions of Shares by the Seller outside of the Company’s NCIB (as defined below) and permitted under applicable law that, in each case, would consequently reduce or increase the Seller’s proportionate ownership percentage of the Company Shares, other than as a result of issuances of Shares pursuant to the Company’s stock incentive plan, deferred compensation plan and employee stock purchase plans, which would otherwise be dilutive to the Seller (the “Proportionate Ownership Percentage”);

AND WHEREAS the Company has established a normal course issuer bid (the “NCIB”) in accordance with the rules and policies of the Toronto Stock Exchange (the “TSX”) under which the Company may acquire up to 7 million Shares between November 13, 2026 and November 12, 2027;

AND WHEREAS the Seller desires to maintain its Proportionate Ownership Percentage of Shares pursuant to a proportionate participation feature provided for in the NCIB;

AND WHEREAS the Seller desires to establish this Automatic Disposition Plan to dispose of Shares in accordance with the terms of the NCIB, which dispositions will be exempt from the prospectus requirements contained in Canadian Securities Laws (as defined below) pursuant to Section 2.15 of National Instrument 45-106 – Prospectus Exemptions;

AND WHEREAS the Seller further desires to engage the Broker to effect the disposition of Shares in accordance with this Automatic Disposition Plan;

NOW THEREFORE, the Seller, the Company and the Broker hereby agree as follows:

1.	The Broker shall effect sales of Shares (each, a “Sale”) held by the Seller in compliance with the terms and conditions set forth in this Automatic Disposition Plan.

2.
On any Trading Day (as defined below) during the NCIB that the Company purchases Shares pursuant to the NCIB (other than from the Seller), the Seller is obligated to sell, and the Company is obligated to purchase, the number of Shares determined pursuant to Section 3 to be subject to a Sale on such day, rounded down to the nearest whole number of Shares.

3.	(a)	The number of Shares subject to a Sale on any given day during the NCIB shall be equal to the number of Shares that would result in the Seller maintaining its Proportionate Ownership Percentage in the ownership of the Company as of the date of such Sale as determined in accordance with the formula set out in Schedule A hereto (the “Purchase Factor”). For greater certainty, as a result of issuances of Shares pursuant to the Company’s stock incentive plan, deferred compensation plan and employee stock purchase plans that are dilutive to the Seller’s proportionate ownership percentage, the Seller will be permitted to sell less than its Proportionate Ownership Percentage of Shares purchased pursuant to the NCIB on a given trading day if required to maintain its Proportionate Ownership Percentage of the Company’s issued and outstanding Shares.

(b)
The Purchase Factor shall be adjusted accordingly in the event that: (i) the Company issues Shares from treasury, other than pursuant to the Company’s stock incentive plan, deferred compensation plan and employee stock purchase plans, which would be dilutive to the Seller’s proportionate ownership percentage of the Company; (ii) the Company undertakes a transaction which would be accretive to the Seller’s proportionate ownership percentage of the Company; or (iii) the Seller disposes of or acquires any Shares other than pursuant to this Automatic Disposition Plan, in each case to reflect the percentage of Shares of the Company then owned by the Seller immediately following such event. On the occurrence of such an event, the Seller or the Company, as applicable, shall immediately notify the Broker of the number of Shares subject to such event.

(c)
The price for any Shares acquired by the Company from the Seller on a given day pursuant to this Automatic Disposition Plan shall be the last sale price of Shares during the Special Trading Session on such Trading Day (as defined below) as required by the TSX’s Special Trading Session procedures.

4.
Sales of Shares effected by the Broker shall comply with the by-laws, rules, regulations and policies of the TSX in connection with the NCIB and this Automatic Disposition Plan. The Seller agrees not to take any action that would cause Sales of Shares not to comply with subsection 175(2)(b) of the regulations promulgated under the Securities Act (Ontario) (the “Securities Act”), OSC Staff Notice 55-701 – Automatic Securities Disposition Plans and Automatic Securities Purchase Plans, or other equivalent provisions under statutes and regulations applicable to the trading of securities in any province or territory of Canada, including applicable rules, policy statements and blanket rulings and orders promulgated by Canadian securities regulatory authorities (collectively, “Canadian Securities Laws”).

5.
In connection with the execution of this Automatic Disposition Plan, the Seller shall transfer Shares into one or more separate accounts at the Broker (as specified by the Seller) (the “Account”) to be held in the Broker’s name for the benefit of the Seller. The Seller further agrees to deliver or cause to be delivered the consents, approvals or certificates, if any, required to effect such transfer. The Seller and the Broker agree and acknowledge that the Shares in the Account shall only be sold pursuant to this Automatic Disposition Plan, and if, upon the termination of this Automatic Disposition Plan pursuant to Section 6, any Shares remain in the Account, such Shares shall be transferred from the Account at the direction of the Seller to the Broker. The Seller will be notified of all Sales from the Account pursuant to customary trade confirmations delivered on the date of the transaction to the individuals named in Appendix A.

6.	This Automatic Disposition Plan shall be effective during the period (the “Trading Period”) commencing on November 13, 2026 and terminating upon the first to occur of the following:

(a)
receipt by the Broker of notice of early termination substantially in the form of Appendix B hereto, delivered by email, transmitted to Ashley Wiley (Ashley.Wiley@TDSecurities.com) of the Broker or, if not possible to deliver notice to Ashley Wiley or if she is no longer employed by the Broker, to such other person as specified under the heading “Authorized Persons of the Broker to Receive Notice” in Appendix A;

(b)	the termination of the NCIB;

(c)	the termination of TSX approval of the proportionate participation feature of the NCIB upon the occurrence of the events described in Section 7; and

(d)	the commencement of any voluntary or involuntary proceeding seeking:

(i)	liquidation, reorganization or other relief under any bankruptcy, insolvency or similar law of the Seller, or

(ii)	the appointment of a trustee, receiver or other similar official in respect of the Seller,

or the taking of any corporate action by the Seller to authorize or commence any of the foregoing.

7.
The Seller, the Company and the Broker acknowledge that the TSX will permit the Seller to participate in the NCIB by way of proportionate participation in accordance with the bylaws, rules, regulations and policies of the TSX. The Broker agrees that Sales of Shares to the Company will (a) be settled from the Shares held in the Account in accordance with Section 2; (b) occur on each Business Day (as defined in Schedule A) (a “Trading Day”), subject to Section 3(a), during the Trading Period on which the Broker makes a purchase of Shares from other shareholders for the Company pursuant to the NCIB, and (c) be by way of a cross during the TSX’s Special Trading Session from 4:15 to 5:00 p.m. The Seller, the Company and the Broker agree and acknowledge that if, on any Trading Day on which a Sale of Shares would be required pursuant to clause (b) above, the Seller does not sell the specified number of Shares other than as a result of a Sale Disruption (as defined in Section 11), the TSX approval of the Sales shall immediately terminate and the Broker shall immediately cease to effect any further Sales pursuant to this Automatic Disposition Plan. For greater certainty, all Sales of Shares pursuant to this Automatic Disposition Plan will be made by way of a cross (i.e., a bilateral trade between the Seller and the Company) during the TSX’s Special Trading Session, which, for clarity, is not the Regular Trading Session (i.e., the continuous auction market on which regular trading orders are processed and on which price discovery occurs).

8.
Any amendment to or modification of this Automatic Disposition Plan shall be entered into only upon written agreement by the parties and in compliance with Canadian Securities Laws. Neither the Seller nor the Company shall agree to any amendment to or modification of this Automatic Disposition Plan while it is in possession of material undisclosed information with respect to the Company, and shall represent to such effect in any such amendment or modification. In the event of any amendment to or modification of this Automatic Disposition Plan, the Seller and/or the Company shall issue a press release in respect of such amendment or modification, if such amendment or modification amounts to material information in respect of the Seller or the Company, which press release shall include a statement that the Seller and the Company are not in possession of any undisclosed material information in respect of the Company.

9.
Subject to Sections 1 to 8, the Broker shall determine in its sole discretion, the timing, amount, prices and manner of Sales of Shares during the Trading Period, so long as such Sales are within the limits and in accordance with the terms established by this Automatic Disposition Plan. The Broker shall not consult with, or take any instructions from, the Seller regarding any Sales under this Automatic Disposition Plan other than as described herein. The Seller acknowledges and agrees that it does not have authority, influence or control over any Sale affected by the Broker and the Seller will not attempt to exercise any authority, influence or control over Sales pursuant to this Automatic Disposition Plan. The Seller agrees that it will not disclose any material non-public information concerning the Company or the Shares to any individual at the Broker responsible for executing Sales under this Automatic Disposition Plan during the Trading Period. The Broker agrees not to seek advice from the Seller with respect to the manner in which it affects Sales under this Automatic Disposition Plan. Notwithstanding the generality of the foregoing, the Seller shall be permitted to consult with and instruct such individuals at the Broker that have no influence, control or direction over the execution of Sales made pursuant to this Automatic Disposition Plan with respect to Sales of Shares or other securities to which this Automatic Disposition Plan does not apply.

10.	The Broker may charge commissions for the implementation and administration of this Automatic Disposition Plan.

11.
The Broker may not be able to execute a Sale as required by Sections 1 and 3 due to a general market disruption, a legal, regulatory or contractual restriction or other internal policy applicable to the Broker, or other similar event (a “Sale Disruption”). Upon the occurrence of a Sale Disruption, such Sale shall be cancelled and shall not affect this Automatic Disposition Plan; provided, in the case of a Sale Disruption affecting a Sale pursuant to Section 3, the Broker shall effect a Sale from the Seller on the next Trading Day on account of such cancelled Sale.

12.
The Seller represents and warrants, on the date hereof, that: (i) it is not aware of any material fact or material change with respect to the Company or any securities of the Company (including the Shares) that has not been generally disclosed; (ii) it is entering into this Automatic Disposition Plan in good faith and not as part of a plan or scheme to evade the prohibitions of subsection 76(1) of the Securities Act or other equivalent provisions under Canadian Securities Laws; and (iii) its execution of this Automatic Disposition Plan, and the Sales contemplated hereby, do not and will not violate or conflict with the Seller’s articles or by-laws or any law, rule, regulation or agreement binding on or applicable to it or its property or assets.

13.
The Broker represents and warrants, on the date hereof and on the date of any Sales of Shares hereunder, that the person(s) at the Broker who will be making the investment decisions to effect Sales of Shares hereunder are not aware of any material fact or material change with respect to the Company or any securities of the Company (including the Shares) that has not been generally disclosed. The Broker represents that it will, while this Automatic Disposition Plan is in effect, continue to implement reasonable policies to ensure that the person(s) at the Broker who will be effecting Sales of Shares will not violate applicable insider trading rules, by either preventing such person(s) from becoming aware of such material facts or material changes with respect to the Company or its securities, or if such person(s) do become aware, by preventing them from effecting Sales of Shares.

14.
It is the intent of the parties that this Automatic Disposition Plan constitute a “similar automatic plan” akin to an “automatic dividend reinvestment plan” or “share purchase plan” as contemplated by subsection 175(2)(b) of the regulations promulgated under the Securities Act or other equivalent provisions under Canadian Securities Laws.

15.
Except as specifically contemplated hereby, the Seller shall be solely responsible for compliance with all statutes, rules and regulations applicable to the Seller and the transactions contemplated hereby, including, without limitation, reporting and filing requirements.

16.	This Automatic Disposition Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

17.
The Company represents and warrants that the transactions contemplated hereby are consistent with the publicly announced NCIB, and that the NCIB has been duly authorized by the Company’s board of directors.

18.
The number of Shares and other Share amounts provided for herein, if applicable, shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Shares or any change in capitalization with respect to the Company that occurs during the term of the Trading Period.

19.
The Broker will promptly provide the Seller with all relevant information regarding Sales of Shares under this Automatic Disposition Plan necessary to enable the Seller to comply with its reporting and other obligations to the TSX and under applicable Canadian Securities Laws and to file the reports required by any applicable securities regulatory authorities.

20.
Each party agrees to indemnify and hold harmless the other parties and their affiliates and their respective officers, directors, employees and representatives against any loss, claim, damage or liability, including reasonable legal fees and expenses, arising out of the indemnifying party’s failure to comply with, or breach of, this Automatic Disposition Plan.

21.
Unless otherwise provided, any notice required or permitted under this Automatic Disposition Plan shall be given in writing and shall be deemed effectively given (i) if given by personal delivery, upon such delivery; (ii) if given by facsimile or email, upon receipt of confirmation of complete transmittal; (iii) if given by mail, upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid; and (iv) if given by an internationally recognized overnight air courier, one business day after delivery to such carrier.

22.	Other than as set forth herein or in Appendix A, all notices to the Seller shall be sent to David Coleman; phone: 416.681.2523; email: dcolman@woodbridge.com.

23.
Other than as set forth herein or in Appendix A, all notices to the Broker shall be sent to Ashley Wiley; e-mail: Ashley.Wiley@TDSecurities.com, or, if not possible to deliver notice to Ashley Wiley or if she is no longer employed by the Broker, to such other person as specified under the heading “Authorized Persons of the Broker to Receive Notice” in Appendix A.

24.
The Broker agrees not to use any information about the Sales of Shares hereunder in connection with purchases and sales of, or trading in, any securities of the Company (or derivative securities thereof) unrelated to this Automatic Disposition Plan, and agrees not to provide other entities or persons with such information or recommend that any such entities or persons buy or sell securities of the Company based upon such information. The Broker further agrees not to disclose to any third party that it has entered into this Automatic Disposition Plan except as may be required by any regulatory authority or applicable law.

25.	Sections 20 and 24 of this Automatic Disposition Plan shall survive any termination hereof.

26.
This Automatic Disposition Plan may be executed in any number of counterparts and delivered by facsimile or via email in portable document format (PDF), each of which when so executed and delivered shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

27.
Except in accordance with Section 6 and Section 8, the parties may not vary, suspend or terminate the trading parameters of this Automatic Disposition Plan. The Seller, the Company and the Broker agree and acknowledge that the Seller may assign its rights under this Automatic Disposition Plan, in whole or in part, to any of its affiliates, provided that, notwithstanding any such assignment, the Seller shall remain liable for all obligations assumed by them hereunder.

28.
Other than any broker agreement that may be entered into from time to time between the Seller and the Broker, this Automatic Disposition Plan, including Appendix A and Schedule A hereto, and any amendment to this Automatic Disposition Plan made in accordance with Sections 8 and 27 hereof, constitutes the entire agreement between the parties with respect to this Automatic Disposition Plan and supersedes any prior agreements or understandings with regard hereto.

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IN WITNESS WHEREOF, the undersigned have signed this Automatic Disposition Plan as of the date first written above.

TD SECURITIES INC.
By: /s/ Ashley Wiley

Name: Ashley Wiley

Title: Director

THE WOODBRIDGE COMPANY LIMITED	THOMSON REUTERS CORPORATION
By:_____________________________	By: _____________________________

Name:___________________________	Name: ___________________________

Title:____________________________	Title:_ ___________________________

By:_____________________________	By:_____________________________

Name:___________________________	Name:___________________________

Title:____________________________	Title:____________________________

IN WITNESS WHEREOF, the undersigned have signed this Automatic Disposition Plan as of the date first written above.

TD SECURITIES INC.
By: _____________________________

Name:

Title:

THE WOODBRIDGE COMPANY LIMITED	THOMSON REUTERS CORPORATION
By:_____________________________	By: /s/ Gary Bischoping, Jr.

Name:___________________________	Name: Gary Bischoping, Jr.

Title:____________________________	Title: Chief Financial Officer

By:_____________________________	By:____________________________

Name:___________________________	Name:__________________________

Title:____________________________	Title:___________________________

IN WITNESS WHEREOF, the undersigned have signed this Automatic Disposition Plan as of the date first written above.

TD SECURITIES INC.
By: _____________________________

Name:

Title:

THE WOODBRIDGE COMPANY LIMITED	THOMSON REUTERS CORPORATION
By: /s/ David Colman	By: ___________________________

Name: David Colman	Name__________________________

Title: Chief Legal Officer	Title:_ _________________________

By: /s/ R. Scott Lawrenece	By:____________________________

Name: R. Scott Lawrenece	Name:__________________________

Title: Chief Investment Officer	Title:___________________________